EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
First Charter Corporation:
We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-66354) of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the “Plan”), of our report dated June 27, 2006, with respect to the statements of net assets available for plan benefits as of December 31, 2005 and 2004, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2005, and the related supplemental schedule, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Plan.
/s/ KPMG LLP
Charlotte, North Carolina
June 29, 2006

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